Exhibit 10.4

Corporate Offices 1100 Winter Street Suite 4600 Waltham, MA 02451 United States

Tel: 781.663.5000 Fax: 781.663.5100

Via Hand Delivery

April 12, 2007

Mr. Scott D. Smith

Dear Scott:

It is a distinct pleasure to offer you the position of President, Sales and Marketing of ModusLink Corporation (“ModusLink” or the “Company”), effective on your first date of employment with the Company. In this capacity you will report to Joseph C. Lawler, President and Chief Executive Officer of ModusLink.

Your starting salary will be $14,423.08 bi-weekly, which is equivalent to an annualized base salary of $375,000. This amount will be increased to $400,000 for the pay cycle beginning closest to November 1, 2007 (assuming you remain employed by the Company at that time). You will participate in the Company’s FY2007 Executive Management Incentive Plan with a target bonus of 60% of your base salary. The actual bonus payment you receive for fiscal 2007 will be subject to the terms and conditions of the Plan, which provides for payouts that range from 0% to 200% of target, and will be prorated for the amount of time you are employed by the Company during fiscal 2007. Your participation in the fiscal 2008 bonus plan will provide payments that range from 0% to 200% of target; however, you will be guaranteed a minimum payout of $120,000 to be paid in approximately October 2008. All salary and bonus payments are subject to normal deductions and withholdings.

In addition, on your start date, you will be granted an option to purchase 600,000 shares of CMGI common stock under CMGI’s 2004 Stock Incentive Plan (the “Plan”). This option will be priced at the closing price of CMGI’s common stock (during normal trading hours) on the date of grant. Provided you remain employed by the Company on each vesting date, the vesting schedule of the option shall be as follows: 25% of the shares underlying the option shall vest and become exercisable on the first anniversary of the date of grant and 1/48th of the shares underlying the option shall vest and become exercisable on each monthly anniversary date of the date of grant starting on the 13th monthly anniversary date of the date of grant, so that the option becomes fully vested and exercisable on the fourth anniversary of the date of grant. The option shall have a seven (7) year term.

On your start date, you will also be awarded 275,000 shares of restricted common stock of CMGI. This award will be made pursuant to the 2000 Stock Incentive Plan. The restrictions with respect to the restricted stock award will lapse in three equal annual installments, on each of the first, second and third anniversaries of the date of grant.

www.moduslink.com

Mr. Scott D. Smith

Page Two

April 12, 2007

The option and the restricted stock award described above shall each be subject to all terms, limitations, restrictions and termination provisions set forth in the plans and in the separate option and restricted stock agreements (which shall be based upon the Company’s standard forms of option and restricted stock agreement) that shall be executed to evidence the grant of such option and award of restricted stock.

You will also be eligible to receive annual equity grants in 2007. In particular, the Company typically makes an annual equity grant in October or November of each year and you will be eligible to participate with a targeted grant of an option to purchase 200,000 shares of common stock. In addition, as a senior executive of the Company you will be a participant in the Company’s FY2007 Performance-Based Restricted Stock Bonus Plan. Under this plan, if the Company meets certain financial goals in fiscal 2007, participants will receive a pre-determined number of shares of restricted stock, and you will receive 90,000 shares of restricted stock. If the financial goals are not met, no awards will be made under this plan.

Enclosed you will find a copy of a Non-Competition Agreement, the execution of which is required as a condition of granting you an option to purchase CMGI common stock, awarding you shares of CMGI restricted stock and your employment with the Company. Additionally, as a condition of employment with the Company, you are required to execute the enclosed Non-Disclosure and Developments Agreement.

In the event that your employment with the Company (or, for this purpose, employment with a subsidiary of the Company) is terminated by the Company (or such subsidiary), other than for cause, you shall be entitled to continue to receive your base salary, in accordance with the Company’s regular pay periods, for the 12 month period following your date of termination. Any payment of these severance benefits will be conditioned upon your execution of the Company’s standard form of general release.

In addition, in the event that during your employment with the Company, the Company undergoes a Change in Control (as defined below), and within one year after the Change in Control your employment is terminated by the Company, other than for Cause, you will be entitled to receive 12 months base salary plus your target bonus. Payment of these amounts would be made in accordance with the Company’s regular pay periods, for the 12 month period following your date of termination, including prorated installments of your bonus.

Any payment of severance benefits will be conditioned upon your execution of the Company’s standard form of general release. For the purposes of these arrangements, which will be included in an Executive Severance Agreement, “Cause” shall mean a good faith finding by the Company of: (i) gross negligence or willful misconduct by you in connection with your employment duties, (ii) failure by you to perform your duties or responsibilities required pursuant to your employment, after written notice and an opportunity to cure, (iii) misappropriation by you of the assets or business opportunities of the Company or its affiliates, (iv) embezzlement or other financial fraud committed by you, (v) a breach by you of any representations or warranties made to the Company, (vi) you knowingly allowing any third party to commit any of the acts described in any of the preceding clauses (iii), (iv) or (v), or (vii) your indictment for, conviction of, or entry of a plea of no contest with respect to, any felony; and “Change in Control” shall mean the first to occur of any of the following: (a) any “person” or “group” (as defined in the Securities Exchange Act of 1934) becomes the beneficial owner of a majority of the combined voting power of the then outstanding voting securities with respect to the election of the Board of Directors of

www.moduslink.com

Mr. Scott D. Smith

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April 12, 2007

the Company; (b) any merger, consolidation or similar transaction involving the Company, other than a transaction in which the stockholders of the Company immediately prior to the transaction hold immediately thereafter in the same proportion as immediately prior to the transaction not less than 50% of the combined voting power of the then voting securities with respect to the election of the Board of Directors of the resulting entity; or (c) any sale of all or substantially all of the assets of the Company.

You represent and warrant that (i) you have advised the Company in writing of any agreement relating to non-competition, non-solicitation or confidentiality between you and any previous employer, (ii) you are not a party to or bound by any other employment agreement, non-compete agreement or confidentiality agreement with any other person or entity which would be violated by your acceptance of this position or which would interfere in any material respect with the performance of your duties with the Company and (iii) you will not use any confidential information or trade secrets of any person or party other than the Company in connection with the performance of your duties with the Company.

As an employee of the Company, you shall be entitled to vacation in accordance with the Company’s vacation policies and will participate in any and all benefit programs, other than any severance arrangement, that the Company establishes and makes generally available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. Details of the benefits offered will be reviewed with you in orientation on your first day of employment.

In accordance with current federal law, you will be asked to provide documentation proving your eligibility to work in the United States. Please review the enclosed Employment Eligibility Verification Form (Form I-9) and the list of acceptable documents that are required. You must bring this on your first day of employment. If you fail to bring proper documentation with you on your first day of work, you will be asked to go home to collect your paperwork. Unfortunately, there can be no exceptions. If you do not bring proper documentation, you will be considered ineligible for employment and the Company will not add you to its payroll until the required I-9 documentation is received.

This offer is contingent upon you successfully completing the Company’s drug screen. We are enclosing a Forensic Drug Testing Custody and Control form that must be taken with you to an authorized patient service center for the drug screen process. We have included the locations of three centers that are close to your home address. Please note that you should call the center you wish to use to confirm their hours of operation. You are also required to undergo a background check, including a criminal background check, and your employment is contingent upon results satisfactory to the Company. Enclosed you will find an Acknowledgment and Authorization form as well as a Notification and Release form that must be filled out, signed and returned to us as soon as possible so that we can authorize the background investigation to proceed.

Please confirm your acceptance of this position by signing one copy of this letter and returning it to me. Additionally, please complete, sign and return the enclosed Massachusetts Tax Form, W-4, Direct Deposit Form (if you would like to have your pay check directly deposited to a bank account), the Company’s Code of Conduct, CMGI’s Policy on Trading of Securities and Public Disclosures, along with the Non-Competition Agreement and the Non-Disclosure and Developments Agreement.

www.moduslink.com

Mr. Scott D. Smith

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April 12, 2007

If you choose to fax the documents, please fax a copy of your signed offer letter and all the enclosed documents to 781-663-5095 and bring the originals with you on your first day. If you wish to overnight the original documents, please mail one copy of your signed offer letter and the entire enclosed package to CMGI, Inc., 1100 Winter Street, Suite 4600, Waltham, MA 02451, Attention: James J. Herb.

Your employment with the Company will be “at-will”. This means that your employment with the Company may be terminated by either you or the Company at any time and for any reason or for no reason, with or without notice. This offer letter constitutes the entire agreement between you and the Company and supersedes all prior offers, both oral and written. This offer automatically expires as of the close of business (5:00 p.m., Boston time) on Tuesday, April 17, 2007. This letter does not constitute a guarantee of employment or a contract. The Company considers the terms of this offer letter to be confidential and requests that you treat it as such.

Scott, we are very pleased by the prospect of your addition to our team, and we are confident that you will make a significant contribution to our future success!

Sincerely,

/s/ James J. Herb
James J. Herb Senior Vice President Human Resources

Enclosures

Agreed and accepted:

/s/ Scott D. Smith	4/12/07
Scott D. Smith	Date

www.moduslink.com